                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement          [ ]  Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                            NTN Communications, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

   [ ]  No fee required.

   [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1)  Title of each class of securities to which transaction applies:

        -----------------------------------------------------------------------

   (2)  Aggregate number of securities to which transaction applies:

        -----------------------------------------------------------------------

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        -----------------------------------------------------------------------

   (4)  Proposed maximum aggregate value of transaction:

        -----------------------------------------------------------------------

   (5)  Total fee paid:

        -----------------------------------------------------------------------

   [ ]  Fee paid previously with preliminary materials.

   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or Schedule and the date of its filing.

   (1)  Amount Previously Paid:

        -----------------------------------------------------------------------

   (2)  Form, Schedule or Registration Statement No.:

        -----------------------------------------------------------------------

   (3)  Filing Party:

        -----------------------------------------------------------------------

   (4)  Date Filed:

        -----------------------------------------------------------------------

                            NTN COMMUNICATIONS, INC.
                               5966 La Place Court
                           Carlsbad, California 92008


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD AUGUST 27, 1999



         NOTICE IS HEREBY GIVEN that the annual meeting of stockholders (the "Annual Meeting") of NTN Communications, Inc. will be held at the offices of NTN Communications, Inc., 5966 La Place Court, Carlsbad, California, at 10:00 A.M. local time, on August 27, 1999, for the following purposes, as more fully described in the attached Proxy Statement:


         1. To elect three directors to hold office until the 2002 annual meeting of stockholders;

         2. To vote upon a stockholder proposal submitted pursuant to Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), urging the Board of Directors to arrange for the prompt sale of the Company to the highest bidder; and

         3. To consider and act upon such other matters as may properly come before the meeting and any adjournments thereof.

         The Board of Directors has fixed the close of business on June 30, 1999 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting or at any adjournment thereof.

         You are cordially invited to attend the Annual Meeting in person. In order to ensure your representation at the meeting, however, please promptly complete, date, sign, and return the enclosed proxy in the accompanying envelope. The prompt return of your proxy will help to save expenses involved in further communication. Your proxy can be revoked as described in the Proxy Statement and will not affect your right to vote in person should you decide to attend the Annual Meeting.

                                    By Order of the Board of Directors



                                    Kendra Berger
                                    Secretary

Carlsbad, California
July 19, 1999

                            NTN COMMUNICATIONS, INC.
                               5966 La Place Court
                           Carlsbad, California 92008

                                 --------------

                                 PROXY STATEMENT

                    ANNUAL MEETING TO BE HELD AUGUST 27, 1999

                                 --------------


                             SOLICITATION AND VOTING

GENERAL

         The accompanying proxy is solicited by the Board of Directors (sometimes hereinafter referred to as the "Board") of NTN Communications, Inc. ("NTN" or the "Company") for use at the annual meeting of stockholders to be held at the offices of NTN, 5966 La Place Court, Carlsbad, California, at 10:00 A.M., local time, on August 27, 1999, and at any adjournment or postponement thereof (the "Annual Meeting"). The accompanying proxy names V. Tyrone Lam and Kendra Berger as proxies for purposes of the Annual Meeting. This Proxy Statement, together with the accompanying proxy, is first being mailed to stockholders on or about July 30, 1999.

         All shares of common stock of NTN represented by a properly completed proxy received in time for the Annual Meeting will be voted by the proxy holders as directed in the proxy. If no direction is given in the proxy, it will be voted "FOR" the election as directors of the nominees named in this Proxy Statement and "AGAINST" the proposal submitted under Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended, urging the Board of Directors to arrange for the prompt sale of the Company to the highest bidder. With respect to any other item of business that may come before the Annual Meeting, the proxy holders will vote the proxy in accordance with their best judgment.

REVOCABILITY OF PROXIES

         A proxy may be revoked at any time before it has been exercised by giving written notice of revocation to the Secretary of NTN, by executing and delivering to the Secretary a proxy dated as of a later date, or by attending the Annual Meeting and voting in person. If, however, your shares are held of record by a broker, bank or other nominee and you wish to vote in person at the Annual Meeting, you must obtain from the record holder a proxy issued in your name. Attendance at the Annual Meeting, by itself, will not serve to revoke a proxy.

VOTING SECURITIES

         NTN has one class of voting stock outstanding, designated common stock, $.005 par value per share ("Common Stock"). Each share of Common Stock is entitled to one vote for each director to be elected and each other matter to be voted on at the Annual Meeting. Only holders of record of Common Stock at the close of business on June 30, 1999 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting. There were 28,406,472 shares of Common Stock outstanding as of the Record Date. The presence, in person or by proxy, at the Annual Meeting of stockholders entitled to cast at least a majority of the votes entitled to be cast by all stockholders will constitute a quorum for the transaction of business at the Annual Meeting. All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will separately tabulate the affirmative and negative votes, abstentions and broker non-votes.



                                       1.

         Directors are elected by a plurality vote. All other matters submitted for stockholder approval at the Annual Meeting will be decided by the cumulative vote of a majority of shares present in person or represented by proxy and entitled to vote on each such matter. Abstentions will be counted for purposes of determining the presence of a quorum and will have the same effect as negative votes. Broker non-votes also will count towards establishing a quorum, but will not count for purposes of determining whether a matter has been approved.

SOLICITATION

         The cost of soliciting proxies will be borne by NTN. This Proxy Statement and the accompanying materials, in addition to being mailed directly to stockholders, will be distributed through brokers, custodians and other nominees to beneficial owners of shares of Common Stock. NTN may reimburse such parties for their expenses in forwarding solicitation materials to beneficial owners. Directors, officers or regular employees of NTN may follow up the mailing to stockholders by telephone, telegram or personal solicitations, but no special or additional compensation will be paid to directors, officers or employees for doing so.

STOCKHOLDER PROPOSALS FOR 2000 ANNUAL MEETING

         Stockholder proposals intended to be included in NTN's proxy materials for the 2000 annual meeting of stockholders of NTN must be received by April 1, 2000. Such proposals should be addressed to the Secretary of NTN.

         With respect to any stockholder proposals to be presented at the 2000 annual meeting which are not included in the 2000 proxy materials, management proxies for the 2000 meeting will be entitled to exercise their discretionary authority to vote on such proposals notwithstanding that they are not discussed in the proxy materials unless the proponent notifies NTN of such proposal by not later than June 15, 2000.

                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

          The Bylaws of NTN provide that the Board of Directors is to consist of not less than five nor more than thirteen directors, with the exact number of directors within such range to be specified by the Board. Prior to February 1999, there were six authorized directors. In February 1999, Gerald Sokol, Jr. resigned as a director. The Board of Directors currently consists of five members.

          The Bylaws of NTN provide that the Board is to be classified into three classes, as nearly equal in number as possible, with each class having a three-year term. Vacancies on the Board (including vacancies created by an increase in the authorized number of directors) may be filled by the Board. A director appointed by the Board to fill a vacancy would serve for the remainder of the full term of the directors of the class in which the vacancy occurs and until his or her successor is elected and qualified.

NOMINEES FOR ELECTION FOR TERM EXPIRING IN 2002

          Three directors are subject to election at the Annual Meeting. The Board of Directors has selected the following nominees for election as directors of the class of directors to be elected at the Annual Meeting. If elected, the following nominees will hold office until the annual meeting of stockholders in 2002 and until their respective successors are duly elected and qualified.

          BARRY BERGSMAN, age 62, has been a director since August 1998. From 1985 to the present, Mr. Bergsman has been president of Intertel Communications, Inc., a company that focused on uses of the

                                       2.

telephone and interactive technology for promotion, entertainment and information. Prior to 1985, Mr. Bergsman held positions as president of a television production and syndication company and as an executive with CBS Corporation.

         STANLEY B. KINSEY, age 45, was appointed as a director in November 1997. Mr. Kinsey was appointed Chairman and Chief Executive Officer of the Company in October 1998. From 1980 to 1985, Mr. Kinsey was a senior executive with the Walt Disney Company. In 1985, Mr. Kinsey left his position as senior vice president of operations and new technologies for the Walt Disney Studio to co-found IWERKS Entertainment, a high-technology entertainment company. Mr. Kinsey was chairman and Chief Executive Officer at IWERKS from its inception until 1995, when he resigned.

         DONALD C. KLOSTERMAN, age 69, has been a director of the Company or its predecessor since 1985. He served as president of Pacific Casino Management, a private company engaged in the operation of the Hollywood Park Casino from June 1994 to November 1995. Mr. Klosterman is currently a director of Aldila, Inc., a public company engaged in the business of designing, manufacturing and marketing graphite golf club shafts and a director of National Registry, Inc., a public company that develops electronic identification systems and services for personal computers. Mr. Klosterman served as Chairman of the Board of the Company from 1985 until April 1994. Since 1990, he also has acted as a consultant to the Company.

          The nominees have indicated a willingness to serve as directors. If any of them should decline or be unable to act as a director, however, the proxy holders will vote for the election of another person as the Board of Directors recommends.

          Nominees receiving the highest number of affirmative votes cast at the Annual Meeting, up to the number of directors to be elected, will be elected as directors. Proxies may not be voted for a greater number of persons than the number of nominees named herein.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE NOMINEES NAMED. PROXIES WILL BE VOTED "FOR" THE ELECTION OF THE NOMINEES NAMED IF NO DIRECTION IS GIVEN IN THE PROXIES.



                                       3.

          The following biographical information is furnished with respect to the other current directors of NTN:

DIRECTORS WHOSE TERM EXPIRES IN 2001

          ROBERT M. BENNETT, age 72, has been a director since August 1996. From 1991 to the present, Mr. Bennett has been president of Trans Atlantic Entertainment, a film distribution company. Since 1989, Mr. Bennett also has been president of Bennett Productions, Inc., a film and video production company.

          ESTHER RODRIGUEZ, age 57, was appointed as a director of the Company in September 1997. She retired as a vice president of General Instrument Corp., a publicly held provider of integral and interactive broadcast access solutions in November 1996, after having served in various executive capacities since joining General Instrument Corp. in 1987. For the two years prior to her retirement, Ms. Rodriguez served as head of worldwide business development and sales teams for private commercial business and educational network systems. Following her retirement, she founded and has served as Chief Executive Officer of Rodriguez Consulting Group, a private management consulting firm.

MEETINGS AND ORGANIZATION

          The business affairs of NTN are managed by and under the direction of the Board of Directors. During the fiscal year ended December 31, 1998, the Board met on sixteen occasions.

          The Board has standing Audit and Compensation Committees. The primary functions of the Audit Committee are to periodically review NTN's accounting and financial reporting and control policies and procedures, to recommend to the Board the firm of certified public accountants to be retained as NTN's independent auditors, and to review NTN policies and procedures relating to business conduct and conflicts of interest. The Audit Committee is currently composed of two non-employee directors: Messrs. Bennett and Bergsman. The Audit Committee met once in 1998.

          In July of 1999, the Audit Committee proposed a formal written charter, subject to full Board approval at the next regular meeting of directors. The formal written charter specifies the scope of the Audit Committee's responsibilities, including, but not limited to, structure, process and membership requirements, and how these responsibilities will be carried out.

         The primary functions of the Compensation Committee are to review and advise the Board on salaries, bonuses and awards of stock options to NTN's officers and other executive compensation matters. The Compensation Committee is currently composed of two non-employee directors: Ms. Rodriguez and Mr. Klosterman. The Compensation Committee met on three occasions in 1998.

         During 1998, each director attended at least 75% of the meetings of the Board and of each Committee of the Board on which he or she served.

BOARD NOMINATIONS

          The Board has no standing Nominating Committee. The Board in its entirety acts upon matters that would otherwise be the responsibility of such a committee. The Board will consider as prospective nominees for election as directors persons recommended by NTN's stockholders. Any such recommendations should be in writing and should be mailed or delivered to NTN, marked for the attention of the Secretary of NTN, on or before the date for timely submission of stockholder proposals. See "Stockholder Proposals for 2000 Annual Meeting."

                                       4.

                               EXECUTIVE OFFICERS

          The following table lists the names of the executive officers of NTN, along with their respective ages, positions and offices held with NTN:

Name                               Age      Position(s) Held
----                               ---      ----------------
Stanley B. Kinsey                   45      Chief Executive Officer and Chairman of the Board
Kendra Berger                       32      Chief Financial Officer and Corporate Secretary
V. Tyrone Lam                       37      Executive Vice President
Bennett Letwin                      33      Vice President, Interactive Technologies and
                                            Business Systems

         See "Election of Directors" for Mr. Kinsey's biography. The following biographical information is furnished with respect to the other executive officers of NTN:

          KENDRA BERGER was appointed Vice President, Finance and Controller in July 1998. In February 1999, she was appointed Chief Financial Officer and Corporate Secretary of the Company. Ms. Berger previously served as a controller for FPA Medical Management, Inc., a public national healthcare company. From August 1989 to July 1996, Ms. Berger, a certified public accountant, held positions with the public accounting firm of Price Waterhouse LLP.

          V. TYRONE LAM has served as Executive Vice President of the Company since September 1998. He was appointed Vice President and General Manager of the NTN Network in September 1997. Prior to that time, he served as Associate Vice President of Marketing from February 1997. Mr. Lam joined NTN in December 1994 in a marketing position. From April 1992 to December 1994, Mr. Lam managed the interactive television sports and games development for the EON Corporation.

          BENNETT LETWIN joined NTN in November 1998 as Vice President of Interactive Technologies and Business Systems. Prior to that time, Mr. Letwin was the architect for some of the earliest electronic malls, electronic software distribution systems, and live Internet video broadcast platform for Global 2000 clients at General Electric Information Services.



                                       5.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

          The following Summary Compensation Table shows the compensation paid or accrued as of each of the last three fiscal years to all individuals who served as the Chief Executive Officer of NTN during any portion of 1998 and the other most highly compensated executive officers of NTN who were serving as executive officers at the end of fiscal year 1998 whose total annual salary and bonus exceeded $100,000 (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                                   Long-Term
                                                                                                 Compensation
                                                        Annual Compensation                         Awards
                                       -------------------------------------------------------   ------------
                                                                                                  Securities
                                                                                 Other Annual     Underlying
Name and Principal Position            Year        Salary(1)          Bonus      Compensation       Options
---------------------------            ----        ---------       ----------    ------------     -----------
Stanley B. Kinsey(2)                   1998         $ 63,577           --              --          1,300,000
  Chief Executive Officer and          1997            --              --              --             --
  Chairman of the Board                1996            --              --              --             --

Gerald Sokol, Jr.(3)............       1998         $265,528        $231,791        $153,775(4)     500,000
  Chief Executive Officer,             1997          240,662         335,500(5)       16,749(6)     600,000
  President and Chief Financial        1996           87,423           --             14,480(7)     875,000
  Officer

V. Tyrone Lam (8)...............       1998         $147,115         $2,959            --           285,000
  Executive Vice President             1997          105,367           --             $4,575(9)     165,000
                                       1996           75,177           --              4,319(9)       --

-----------------
(1) Includes amounts, if any, deferred under the Company's 401(k) Plan.

(2) Mr. Kinsey was appointed Chief Executive Officer in October 1998.

(3) Mr. Sokol resigned as a director and officer of the Company in January 1999.

(4) Includes compensation for directors fees of $24,000 and insurance premium payments, adjusted for taxes, totaling $129,775 paid by the Company.

(5) Includes a $150,000 home loan made to Mr. Sokol in August 1996, which in accordance with its terms was forgiven in March 1997, and bonuses aggregating $185,500.

(6) Includes group insurance premiums and compensation of $12,000 for director's fees. See "Director Compensation."

(7) Represents moving expenses paid or reimbursed by NTN in connection with Mr. Sokol's joining NTN.

(8) Mr. Lam was an employee of NTN in previous years but was not an executive officer until 1997.

(9) Represents group medical insurance premiums.


                                       6.

STOCK OPTION GRANTS

          The following table contains information concerning grants of stock options during fiscal 1998 with respect to the Named Executive Officers.

                        OPTION GRANTS IN LAST FISCAL YEAR


                                        Individual Grants
       -----------------------------------------------------------------------------------------
                                                          % of Total
                                      Number of Shares   Options Granted
                                         Underlying        to Employees    Exercise   Expiration     Value of Grant
                    Name              Options Granted     In Fiscal Year     Price       Date      At Date of Grant(1)
       -----------------------------  ---------------    ----------------  --------   ----------   -------------------
       Stanley B. Kinsey............  650,000(2)             19.76%         $0.625     10/06/08         $377,891
                                      650,000(2)             19.76%          1.00      10/06/98         $383,793

       Gerald Sokol, Jr.............  500,000(2)(3)          15.2%           1.00      02/01/08         $502,250

       V. Tyrone Lam................  150,000(4)              4.56%          0.625     09/03/08         $ 92,735
                                      215,000(4)(5)           6.53%          1.00      04/07/08         $159,244
                                      135,000(4)             4.10%           1.375     04/07/08         $ 99,772

-------------
(1) The value on the date of grant was estimated using the Black Sholes option-pricing model with the following assumptions: dividend yield 0%, risk-free interest rates ranging from 4.15% to 5.26%, expected volatility of 188% and expected option lives ranging from 3 years to 7 years.

(2) Represents options granted under NTN's 1995 Option Plan which become exercisable in three equal installments on each of the first, second and third anniversaries of the dates of grant.

(3) These options were subsequently canceled pursuant to the Resignation Agreement entered into with Mr. Sokol in January 1999. In lieu of the options canceled upon Mr. Sokol's resignation, he was granted an immediately vested option to purchase 125,000 shares, with an expiration date of January 18, 2000. See "Employment Agreements and Termination of Employment and Change in Control Arrangements".

(4) Represents options granted under NTN's 1995 Option Plan which become exercisable as to 25% of the total shares on the first anniversary of the date of grant and will become exercisable as to an additional 1/36 of the remaining shares at the end of each of the thirty-six calendar months immediately following the first anniversary of the date of grant. All of the options shown are subject to accelerated vesting in the event of a change of control of the Company.

(5) Represents options issued in exchange for various previously granted options with exercise prices ranging from $2.00 to $4.50.


                                       7.

STOCK OPTION EXERCISES AND OPTION VALUES

          The following table contains information concerning stock options exercised during 1998 and stock options which were unexercised at the end of fiscal 1998 with respect to the Named Executive Officers.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES

                                                              Number of Securities
                                                                   Underlying            Value of Unexercised
                                                             Unexercised Options At      In-the-Money Options
                                                                 Fiscal Year-End        at Fiscal Year-End (1)
                             Shares Acquired      Value    -------------------------   -----------------------
          Name                 On Exercise      Realized   Exercisable Unexercisable   Exercisable  Unexercisable
          ----              ----------------  -----------  ----------- -------------   -----------  -------------
Stanley B. Kinsey.......           --             --            33,333     1,366,667        *            *
Gerald Sokol, Jr........           --             --         1,175,000       800,000        *            *
V. Tyrone Lam...........           --             --                --       500,000        *            *

----------------
(1) Represents the amount by which the aggregate market price on December 31, 1998 of the shares of NTN's Common Stock subject to such options exceeded the respective exercise prices of such options. An asterisk denotes that the respective exercise prices of the options shown exceeded the market price of the underlying shares of Common Stock at December 31, 1998.

OPTION REPRICINGS

          In April 1998, the Board approved the amendment of certain stock options previously granted to the Company's employees, including Mr. Lam, to reduce the exercise price of such options to $1.00 per share. The option repricing was approved by the Board in light of the precipitous decline in the market value of the Common Stock that had occurred since the options were originally granted. The Board believed that the drop was due to conditions and factors beyond the control or responsibility of the employees affected, including Mr. Lam, and the result of the drop in the market price was that the options were no longer affording an appropriate incentive to them to deal with these preexisting factors and conditions. The Board may consider additional repricings as appropriate to afford NTN's executive officers and other employees incentives to continue to work to improve the performance of NTN.

          The following table sets forth certain information with respect to the repricing of Mr. Lam's options and other repricings of options held by the named executive officers over the past ten years.

                           TEN YEAR OPTION REPRICINGS

                                                                                                                    Length of
                                                      Number of                          Exercise                   Original
                                                     Securities     Market Price         Price at                  Option Term
                                                     Underlying      of Stock at          Time of                 Remaining at
                                                       Options         Time of           Repricing        New        Date of
                                                     Repriced or    Repricing or            Or         Exercise   Repricing or
               Name                       Date       Amended (#)    Amendment ($)     Amendment ($)    Price ($)    Amendment
---------------------------------     -----------  -------------  ----------------   ---------------  ---------- ------------
V. Tyrone Lam                          04/08/98        65,000           $0.75             $3.25         $1.00         9 years
   Executive Vice President            04/08/98        40,000            0.75              2.81          1.00         9 years
                                       04/08/98         5,000            0.75              4.50          1.00         5 years
                                       04/08/98         5,000            0.75              3.50          1.00         9 years
                                       04/08/98       100,000            0.75              2.00          1.00        10 years

Gerald Sokol, Jr.................      05/14/97       221,260           $2.81             $5.00         $2.81         9 years
  Chief Executive Officer,             05/14/97       400,000            2.81              5.00          2.81         9 years
  President  and Chief                 05/14/97        78,740            2.81              5.08          2.81         9 years
  Financial Officer                    05/14/97       175,000            2.81              3.50          2.81        10 years
                                       05/14/97       600,000            2.81              4.00          2.81        10 years

                                       8.

DIRECTOR COMPENSATION

          During 1998, directors were entitled to receive compensation of $2,000 per month for their services as directors. In December 1997, the Board elected to pay the 1998 fees in shares of treasury stock which were valued for this purpose at $1.125 per share, the market price of the Common Stock at that time. In 1999, the directors' compensation was increased to $2,100 per month. In April 1999, the Board elected to pay fees for the period ending March 31, 1999 in shares of treasury stock which were valued for this purpose at $0.50 per share. It is anticipated that compensation for the remainder of 1999 will be paid in cash. Directors are also eligible for the grant of options or warrants to purchase Common Stock from time to time for services in their capacity as directors.

          Upon joining the Board in August 1998, Mr. Bergsman was granted an option to purchase 100,000 shares of Common Stock at an exercise price of $0.8125 per share. This option will become vested as to one-third of the shares covered thereby on the first anniversary of the date of grant and will become vested and exercisable as to the balance of the covered shares in two equal installments on the second and third anniversaries of the grant date, subject to Mr. Bergsman remaining as a director. The option provides for immediate vesting in full in the event of a "Change of Control Event" as defined in the option agreement.

EMPLOYMENT AGREEMENTS AND TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS

         In January 1999, Gerald Sokol, Jr., the Company's President and Chief Financial Officer, resigned as an executive officer and director of the Company. The Company entered into a Resignation and General Release Agreement ("Resignation Agreement") with Mr. Sokol pursuant to which Mr. Sokol's Employment Agreement, dated July 1, 1998, was terminated. Pursuant to the Resignation Agreement, the Company paid $205,850 to Mr. Sokol in settlement of his prior Employment Agreement and in consideration of his agreement not to compete with the Company for a period of one year. In further consideration, the Company paid Mr. Sokol an earned 1998 bonus of $128,500. In consideration of the cancellation of Mr. Sokol's February 2, 1998 Option Agreement which granted him the option, vesting over a period of four years, to purchase an aggregate of 500,000 shares of Common Stock at an exercise price of $1.00, the Company granted Mr. Sokol the fully vested right and option to purchase 125,000 shares of Common Stock at an exercise price of $1.00 per share, exercisable at any time prior to 12 months after the January 19, 1999 termination of Mr. Sokol's employment with the Company.

          In October 1998, the Company entered into an Employment Agreement with Stanley B. Kinsey under which Mr. Kisney agreed to serve as Chairman and Chief Executive Officer of the Company for a period of three years ending October 6, 2001. Under his Employment Agreement, Mr. Kinsey is to receive an initial annual salary of $285,000, which will increase in proportion to any increase in the consumer price index on the anniversary date each year during the term of his employment. Mr. Kinsey also is entitled to an annual bonus pursuant to a bonus program to be agreed upon by Mr. Kinsey and the Compensation Committee of the Board of Directors. NTN also has agreed pursuant to the Employment Agreement to provide Mr. Kinsey and his dependents certain medical insurance and to maintain $1,000,000 of term life insurance ($2,000,000 in the event of accidental death or dismemberment) on Mr. Kinsey payable to his beneficiaries.

          Mr. Kinsey's Employment Agreement may be terminated by NTN in the event of his disability, in which event Mr. Kinsey or his representatives will be entitled to be paid severance in an amount equal to 75% of his compensation (including the annual bonus calculated pursuant to the bonus program) for the remainder of the term of the Employment Agreement. The Employment Agreement also may be terminated by NTN in the event of Mr. Kinsey's personal dishonesty, willful misconduct or breach of fiduciary duty, or if he breaches the Employment Agreement and fails to cure the breach within 30 days. In the event NTN terminates the Employment Agreement without cause, attempts to reassign Mr. Kinsey's duties or to change his duties without cause, Mr. Kinsey will be entitled to a liquidated amount equal to his entire compensation under the Employment Agreement for the remainder of its term.

                                       9.

          Either Mr. Kinsey or NTN may terminate the Employment Agreement at any time following a "Change of Control Event" as defined in his Employment Agreement. In the event Mr. Kinsey or NTN terminates Mr. Kinsey's employment following a Change of Control Event, he will be entitled to receive severance in an amount equal to one year's salary, a pro rata portion of the bonus earned to the date of termination of employment and continuation of employee benefits for a period of one year.

         In connection with his agreeing to join NTN as its Chief Executive Officer, Mr. Kinsey was granted options to purchase an aggregate of up to 1,300,000 shares of Common Stock. The exercise price of options to purchase 650,000 shares is $.625 per share and the exercise price of options to purchase 650,000 shares is $1.00 per share. On October 7, 1999, the Company will grant Mr. Kinsey an option to purchase 500,000 shares of the Company's common stock at the closing price as of the issue date. The Company will not be obligated to grant such 500,000 share option to the extent a Change of Control Event has occurred before such date. All options were granted to Mr. Kinsey pursuant to the NTN 1995 Stock Option Plan and are subject to immediate vesting upon the occurrence of a Change of Control Event.

BOARD COMPENSATION REPORT

          Executive Compensation Policy

          During 1998, as it has in prior years, the Board of Directors as a whole acted on matters of executive compensation and makes the following report:

          NTN's executive compensation policy is intended to foster job satisfaction and encourage continuous service by NTN's executive officers by providing reasonable short-term cash compensation and long-term stock-based incentives. NTN's policies apply equally to its Chief Executive Officer and other executives. A summary of NTN's executive compensation policy is described below:


          o In connection with the reorganization of its management in early 1997, NTN discontinued its prior profit-sharing program (the "Plan"), which provided for NTN's establishment of an annual profit-sharing pool based on the achievement of certain specified pre-tax income levels to be allocated among NTN's executive officers and other employees. NTN consistently failed to achieve the specified income levels and, thus, the Plan was not affording real incentives to executive officers or other employees. In 1998, NTN adopted a cash bonus plan for calendar 1998 applicable to all employees, including executive officers (the "Employee Bonus Plan"). Cash bonuses were payable under the Employee Bonus Plan on a quarterly basis to the extent that NTN achieved specific revenue, expense and cash flow objectives. The maximum quarterly amount payable if all objectives were achieved was $37,500. NTN awarded $92,500 during 1998 under the Employee Bonus Plan.


          o NTN has established a 401(k) Plan. NTN may, in the Board's discretion, make annual contributions to the 401(k) Plan, subject to applicable limitations, but it has never made any such contributions and the Board anticipates that it will not do so until NTN achieves consistent, profitable operations.

          o Short-term cash compensation to executives for 1998 consisted primarily of salaries, subject to any written employment agreement between NTN and any executive.

          o In October 1998, NTN entered into a written Employment Agreement with Mr. Kinsey as Chief Executive Officer and Chairman of the Board, the terms of which are described elsewhere in this Proxy Statement (see "Employment Agreements and Termination of Employment and Change in Control Arrangements"). The terms of Mr. Kinsey's employment, which provide for an annual salary and an annual cash bonus based on the results of operations of NTN, as well as the grant of certain stock options also described elsewhere in this Report, were determined by arm's-length negotiations between NTN and Mr. Kinsey. Among the criteria the Board considered in approving the terms of Mr. Kinsey's Employment Agreement were the compensation then being paid to NTN's other executive officers and the scope of Mr. Kinsey's responsibilities at NTN.


                                      10.

          o Equity compensation, in the form of stock options, constitutes the principal element of long-term compensation for NTN's executive officers. The grant of stock options increases management's potential equity ownership in the Company with the goal of ensuring that the interests of management remain closely aligned with those of the Company's stockholders. Accordingly, commensurate with Mr. Kinsey's appointment as Chief Executive Officer of NTN in October 1998, the Board granted him options to purchase 1,300,000 shares of Common Stock at an original exercise price of $0.625 per share for 650,000 shares and $1.00 per share for the second 650,000 shares. Attaching vesting requirements to stock options also creates an incentive for executive officers to remain with NTN for the long term. In appropriate circumstances, the Board may consider repricing previously granted stock options if necessary so that the options continue to afford realistic incentives to executives.

          o Compensation to NTN's executive officers is subject to a $1,000,000 compensation deduction cap pursuant to Section 162(m) of the Internal Revenue Code, as amended. In 1998, no executive officer received aggregate compensation of $1,000,000 or more. However, the Board is aware that the grant of stock options to the executive officers may subject NTN to the deduction cap in subsequent years. With respect to incentive stock options, the Board does not anticipate NTN taking a deduction in the absence of a disqualifying disposition by an executive officer. With respect to nonqualified options, the Board is aware that any deduction that NTN may have at the time of exercise will be subject to the $1,000,000 cap. The Board does not anticipate that the compensation deduction cap will significantly affect its executive compensation policies.

          Chief Executive Officer Compensation

          As indicated above, subject to any written employment agreement, the factors and criteria upon which the compensation of NTN's Chief Executive Officer is based are identical to the criteria used in evaluating the compensation packages of the other executive officers of the Company.

          Notwithstanding anything to the contrary set forth in any of NTN's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement in whole or in part, the foregoing Board Compensation Report and the following Performance Graph shall not be incorporated by reference into any such filings.


                                      11.

PERFORMANCE GRAPH


          The following graph sets forth a comparison of cumulative total returns for NTN, the American Stock Exchange Index, and the relevant SIC Code Index for 1998. The SIC Code Index consists of all companies (i) that are listed in the same industry group as NTN in the Cable, Other Pay TV Services Stock Index, and (ii) whose securities have been registered under Section 12 of the Exchange Act during the period covered by the performance graph.


                     COMPARE 5-YEAR CUMULATIVE TOTAL RETURN
                        AMONG NTN COMMUNICATIONS, INC.,
                      AMEX MARKET INDEX AND SIC CODE INDEX


               1993      1994       1995       1996       1997       1998
               ----      ----       ----       ----       ----       ----
NTN           100.00     60.00      45.00      38.13      10.00       5.63
SIC           100.00     72.50      83.70      68.04     113.96     219.36
MARKET        100.00     88.33     113.88     120.15     144.57     142.61



          The current composition of SIC Code 4841 - Cable, Other Pay TV Services is as follows:


5th AVENUE CHANNEL CORP                       LODGNET ENTERTAINMENT
@ENTERTAINMENT INC                            MATAV-CABLE SYS MEDIA
ADELPHIA COMMUNICATION A                      NATIONAL WIRELESS HLDGS
ADVANCED RADIO TELECOM                        NETWORK EVENT THEATER
ASCENT ENTERTAINMENT GR INC                   NETWORKS NORTH INC
CABLEVISION SYSTEMS CL A                      NTL COMMUNICATIONS CORP
CENTURY COMMUNICATIONS                        ON COMMAND CORPORATION
COMCAST CORP CL A                             SHAW COMMUNICATIONS CL B
COMCAST SPECIAL STOCK                         SPEEDUS.COM INC
COX COMMUNICATIONS INC                        TCA CABLE TV INC
DIGITALA TELEKABL AG ADR                      TELEWEST COMM PLC ADR
GLOBO CABO SA ADR                             TV GUIDE INC CL A
INTERNAT FIBERCOM INC                         UNITEDGLOBALCOM
JONES INTERCABLE INC
JONES INTERCABLE INC A


                                      12.

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         All compensation determinations for 1998 for NTN's executives were made by the Board of Directors of NTN as a whole upon the advice of the Compensation Committee of the Board. None of the directors or executive officers of NTN has served on the Board of Directors or the compensation committee of any other company or entity, any of whose officers served either on the Board of Directors or on the Compensation Committee of the Board.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

          The following table sets forth as of June 30, 1999 the number and percentage ownership of Common Stock by (i) all persons known to NTN to own beneficially more than 5% of the outstanding shares of Common Stock based upon reports filed by each such person with the Securities and Exchange Commission ("Commission"), (ii) each director and nominee for director of NTN, (iii) each of the Named Executive Officers, and (iv) all of the executive officers and directors of NTN as a group. Except as otherwise indicated, and subject to applicable community property and similar laws, each of the persons named has sole voting and investment power with respect to the shares of Common Stock shown. An asterisk denotes beneficial ownership of less than 1%.

                                                     Number of Shares            Percent of
                      Name                          Beneficially Owned        Common Stock(1)
                      ----                          ------------------        ---------------
Stanley B. Kinsey(2) ........................              124,666                   *
Gerald Sokol, Jr. (3)........................            1,362,000                  4.9%
Robert M. Bennett(4).........................              207,000                   *
Barry Bergsman(5)............................               68,333                   *
Donald C. Klosterman(6)......................              849,082                  3.0%
Esther L. Rodriguez(7).......................               55,666                   *
V. Tyrone Lam................................                 --                     *
All executive officers and directors of
 NTN as a group (8 persons)(8)...............            2,679,247                  9.4%

---------------
(1) Included as outstanding for purposes of this calculation are 28,406,472 shares of Common Stock (the amount outstanding as of June 30, 1999) plus, in the case of each particular holder, the shares of Common Stock subject to currently exercisable options, warrants, or other instruments exercisable for or convertible into shares of Common Stock (including such instruments exercisable within 60 days after June 30, 1999) held by that person, which instruments are specified by footnote. Shares issuable as part or upon exercise of outstanding options, warrants, or other instruments other than as described in the preceding sentence are not deemed to be outstanding for purposes of this calculation.

(2) Includes 33,333 shares subject to currently exercisable options held by Mr. Kinsey.

(3) Includes 1,300,000 shares subject to currently exercisable options held by Mr. Sokol. Mr. Sokol resigned as a director and officer of the Company in January 1999.

(4) Includes 100,000 shares subject to currently exercisable options held by Mr. Bennett.

(5) Includes 18,000 shares subject to currently exercisable warrants and 33,333 shares subject to currently exercisable options held by Mr. Bergsman.

(6) Includes 200,000 shares subject to currently exercisable warrants and 150,000 shares subject to currently exercisable options held by Mr. Klosterman.

(7) Includes 33,333 shares subject to currently exercisable options held by Ms. Rodriguez. Also includes 1,000 shares owned by the Rodriguez Family Trust, of which Ms. Rodriguez is a co-trustee with members of her immediate family. As co-trustee, Ms. Rodriguez shares voting and investment power with respect to the shares.

(8) Includes 362,499 shares subject to currently exercisable options and 218,000 shares subject to currently exercisable warrants held by executive officers and directors, including those described in notes (2) through (7) above. Also includes 12,500 shares subject to currently exercisable options held by Ms. Berger.


                                      13.

                                   PROPOSAL 2

                              STOCKHOLDER PROPOSAL

         Jay Chozen, 4321 Colony Plaza, Newport Beach, California, claiming ownership of 100,000 shares of Common Stock of the Company for more than one year and representing that he will continue to hold the same through the date of the Annual Meeting, has submitted the following resolution for inclusion in this Proxy Statement and stated his intention to have the same presented at the Annual Meeting. The text of the proposal is as follows:

                            MAXIMIZE VALUE RESOLUTION

         Resolved that the shareholders of NTN Communications, Inc. urge the Board of Directors to arrange for the prompt sale of NTN Communications, Inc. to the highest bidder.

         The purpose of the Maximize Value Resolution is to give all NTN shareholders the opportunity to send a message to the NTN Communications, Inc. Board that they support the prompt sale of NTN to the highest bidder. A strong and/or majority vote by the shareholders would indicate to the Board the displeasure felt by the shareholders of the shareholder returns over many years and the drastic action that should be taken. Even if it is approved by the majority of the NTN shares represented and entitled to vote at the annual meeting, the Maximize Value Resolution will not be binding on the NTN Communications Board. The proponent, however, believes that if this resolution receives substantial support from the shareholders, the Board may choose to carry out the request set forth in the resolution.

         The prompt auction of NTN Communications, Inc. should be accomplished by any appropriate process the Board chooses to adopt including a sale to the highest bidder whether in cash, stock, or a combination of both. It is expected that the Board will uphold its fiduciary duties to the utmost during the process.


         The proponent further believes that if this resolution is adopted, the management and the Board will interpret such adoption as a message from the company's shareholders that it is no longer acceptable for the Board to continue with its current management plan and strategies.


                  I URGE YOUR SUPPORT, VOTE FOR THIS RESOLUTION
                               JAY CHOZEN, TRUSTEE

                       OPPOSITION TO STOCKHOLDER PROPOSAL

         The Board of Directors is aware of its fiduciary obligations to act in the best interests of the Company's stockholders and is open to all types of initiatives to build stockholder value. However, the Board does not believe that putting the Company on the auction block is likely to result in maximizing stockholder value as the title of the stockholder proposal suggests. Moreover, the uncertain atmosphere that could result from the adoption of a proposal that urges such action might result in damage to customer, partner and vendor relationships, the possible loss of such relationships, and the loss of key employees, each of which might jeopardize stockholder value.

         The Board of Directors and management are committed to increasing stockholder value and, at the present time, management is implementing strategies for future growth which, if successful, would cause stockholder value to exceed that which would be realized in a near-term sale of the Company. These actions include, among other things, the launch of the new Digital Interactive Network, the introduction of Internet stations and the initial implementation of the Company's Internet strategy. The Board believes that these actions will transform the Company into a company with higher growth potential and higher stockholder value.


                                      14.

         For the foregoing reasons, the Board of Directors believes that the stockholder proposal is contrary to the best interests of the stockholders. Accordingly, the Board of Directors recommends a vote "AGAINST" the foregoing stockholder proposal. Proxies solicited by the Board of Directors will be so voted unless stockholders specify otherwise.

         The foregoing opposition contains forward-looking statements, including statements relating to future growth, which are subject to risks and uncertainties including product demand and market acceptance of risks, the impact of competitive products and pricing and other risk factors detailed in the Company's periodic filings with the Securities and Exchange Commission (including the Company's annual report on Form 10-K for the fiscal year ended December 31, 1998 and the Company's Quarterly Report on Form 10-Q for the three months ended March 31, 1999).


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         In January 1999, Gerald Sokol, Jr. resigned as a director and officer of the Company. See "Executive Compensation - Employment Agreements and Termination of Employment and Change in Control Arrangements."

CONSULTING ARRANGEMENTS

         In April 1997, the Company entered into Consulting Agreement with Frazier/King Media Holding Co. ("Frazier/King"), a media consulting firm, to review and consult with the Company's management regarding the Company's strategic business plan, current operations and future development. For Frazier/King's services under this agreement, the Company granted Frazier/King a warrant to purchase 1,000,000 shares of Common Stock at an exercise price of $2.81 per share, the approximate market value of the Common Stock on the date of the Consulting Agreement, and agreed to reimburse Frazier/King for expenses (other than normal operating expenses) incurred by it in performing its consulting services. Frazier/King's warrant was immediately vested and exercisable as to 200,000 shares of Common Stock and was to become vested and exercisable as to the balance of 800,000 covered shares in quarterly installments of 100,000 shares as of the 15th day of each July, October, January and April commencing July 15, 1997 and ending April 15, 1999, provided that the Board has determined that Frazier/King was performing satisfactorily under the Consulting Agreement.

         In January, 1998, the Board and Frazier/King agreed to terminate the Consulting Agreement and the number of warrants granted was reduced to 500,000, which were immediately vested. In connection with the warrant granted to Frazier/King, NTN recorded a charge pursuant to SFAS No. 123 of $1,401,000, in 1997.

         On February 1, 1999, the Company entered into a Consulting Agreement with Barry Bergsman, who has been one of the Company's directors since August 1998, pursuant to which Mr. Bergsman was engaged to actively provide the Company with consulting services under the direction of the Company's Chief Executive Officer. For Mr. Bergsman's services under the Consulting Agreement, the Company granted Mr. Bergsman a warrant to purchase 36,000 shares of Common Stock at an exercise price of $0.6875 per share. The warrant is exercisable as to 3,000 shares on the first day of each of the twelve consecutive months commencing March 1, 1999. In addition, the Company agreed to pay Mr. Bergsman cash compensation of $3,500 per month. The Consulting Agreement expires on January 31, 2000.

INDEMNITY AGREEMENTS

         The Company has entered into indemnity agreements with each of the Company's directors and executive officers. Pursuant to such indemnity agreements, the Company has agreed to indemnify these individuals under certain circumstances against certain liabilities and expenses they may incur in their capacities as directors or officers. The Company believes that the use of such indemnity


                                      15.

agreements is customary among corporations and that the terms of the indemnity agreements are reasonable and fair to the Company, and are in the Company's best interests to retain experienced directors and officers.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

          Under the securities laws of the United States, the Company's Directors, executive officers and any persons holding more than 10% of the issued and outstanding Common Stock are required to report their initial ownership of Common Stock, any subsequent changes in that ownership and, in certain instances, an annual statement of changes in ownership to the Securities and Exchange Commission. Specific due dates for these reports have been established and the Company is required to identify those persons who failed to file these reports in a timely manner. In making this disclosure, the Company has relied solely upon the written representations of its Directors and executive officers and copies of the reports that have been filed with the SEC. Based upon the Company's review of such representations and reports, the Company believes that all such reports were filed on a timely basis for the year ended December 31, 1998.

                             INDEPENDENT ACCOUNTANTS

          The Board of Directors has appointed KPMG LLP independent accountants of NTN for the fiscal year ending December 31, 1999.

          KPMG LLP is a nationally recognized firm of independent accountants and has audited NTN's financial statements for the fiscal years ended December 31, 1989 through December 31, 1998. A KPMG LLP representative is expected to be present at the Annual Meeting and to be available to make a statement, if he or she desires to do so, and to respond to appropriate questions.

                                  OTHER MATTERS

          Accompanying this Proxy Statement is a letter to stockholders from Mr. Kinsey, NTN's Chairman and Chief Executive Officer, together with selected information derived from NTN's Annual Report on Form 10-K for the fiscal year ended December 31, 1998. These accompanying materials constitute NTN's Annual Report to Stockholders.

          NTN WILL FURNISH, WITHOUT CHARGE, TO EACH PERSON TO WHOM THIS PROXY STATEMENT IS BEING SENT A COMPLETE COPY OF NTN'S ANNUAL REPORT ON FORM 10-K (OTHER THAN EXHIBITS) FOR THE FISCAL YEAR ENDED DECEMBER 31, 1998. WRITTEN REQUESTS FOR THE FORM 10-K SHOULD BE DIRECTED TO MS. KENDRA BERGER, CORPORATE SECRETARY, AT NTN'S OFFICES. TELEPHONE REQUESTS MAY BE DIRECTED TO MS. BERGER AT
(760) 438-7400.

          Management of NTN does not know of any matter to be acted upon at the Annual Meeting other than the matters described above. If any other matter properly comes before the Annual Meeting, however, the proxy holders will vote the proxies in the enclosed form thereon in accordance with their best judgment.

                                   By Order of the Board of Directors



                                   Kendra Berger
                                   Secretary

Carlsbad, California
July 19, 1999


                                      16.

                            NTN COMMUNICATIONS, INC.
                               5966 La Place Ct.
                                   Suite 100
                           Carlsbad, California 92008

        ----------------------------------------------------------------
          This Proxy is Solicited on Behalf of the Board of Directors.
        ----------------------------------------------------------------

  The undersigned hereby appoints V. Tyrone Lam and Kendra Berger, and each or either of them, as proxy holders with power to appoint his substitute, and hereby authorizes the proxy holders to represent and vote, as designated on the reverse side, all shares of Common Stock of NTN Communications, Inc. (the "Company") held of record by the undersigned on June 30, 1999, at the annual meeting of stockholders to be held on August 27, 1999 or any adjournment thereof.

                (Continued and to be signed on the reverse side)


                Please Detach and Mail in the Envelope Provided

A /X/ Please mark your
      votes as in this
      example.


               FOR all nominees              WITHHOLD
                listed at right             AUTHORITY
              (except as marked      to vote for all nominees
            to the contrary below.)      listed at right.
1. Election         /  /                      /  /             Nominees: Barry Bergsman
   of                                                                    Stanley B. Kinsey
   directors:                                                            Donald C. Klosterman

                                         FOR    AGAINST  ABSTAIN
2. Stockholder Proposal set forth in    /  /     /  /     /  /
   Proposal 2 of the accompanying Proxy
   Statement:

Instructions: To withhold authority to vote for any nominee, draw a line through such nominee's name.



SIGNATURE(S)                 DATE        SIGNATURE(S)               DATE
            ----------------     -------             --------------      -----
NOTE: Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in partnership name by authorized partner.